SCHEDULE 14C
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SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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STRATEGIC FUNDS, INC.
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DREYFUS SELECT MANAGERS SMALL CAP VALUE FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to the appointment of an additional sub-investment adviser for Dreyfus Select Managers Small Cap Value Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Vulcan Value Partners, LLC ("Vulcan") as a new sub-investment adviser to manage a portion of the Fund's assets.  In conjunction with such appointment, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Vulcan.  As was previously communicated to you in a supplement to the Fund's Prospectus, dated May 4, 2012, Vulcan began managing its allocated portion of the Fund's investment portfolio on May 10, 2012.

Further information about Vulcan and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,

Bradley J. Skapyak President Strategic Funds, Inc.
July 10, 2012

Dreyfus Select Managers Small Cap Value Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Value Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Vulcan Value Partners, LLC ("Vulcan") as an additional sub-investment adviser for the Fund.  In connection with the appointment of Vulcan, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Vulcan.  Vulcan began managing its allocated portion of the Fund's investment portfolio on May 10, 2012.  Vulcan may be referred to in this Information Statement as the "New Sub-Adviser."

The appointment of Vulcan and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC"), dated December 23, 2009 (the "Exemptive Order"), issued to the Company and Dreyfus.

This Information Statement is being mailed on or about July 18, 2012 to shareholders of record of the Fund as of July 9, 2012.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  Copies of the Fund's most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY

THIS INFORMATION STATEMENT AND COPIES OF THE FUND'S MOST
RECENT ANNUAL REPORT AND SEMI-ANNUAL REPORT TO SHAREHOLDERS
ARE AVAILABLE AT HTTP://WWW.DREYFUS.COM/PROXYINFO.HTM

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-investment advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-investment adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-investment advisers that are unaffiliated with the Fund or Dreyfus and to modify material terms and conditions of sub-investment advisory arrangements with unaffiliated sub-investment advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-investment advisers and recommend the hiring, termination, and replacement of the sub-investment advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-investment advisers in documents filed with the SEC and provided to shareholders.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), at an in-person Board meeting (the "Meeting"), unanimously approved (i) the appointment of Vulcan to serve as a new sub-investment adviser for the Fund and (ii) the New Sub-Advisory Agreement between Dreyfus and Vulcan with respect to the Fund.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a new sub-investment adviser within 90 days of the effective date of the sub-investment adviser's retention.  This Information Statement provides such notice of the changes and presents details regarding the New Sub-Adviser and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $266 billion in 183 mutual fund portfolios.  Dreyfus, a wholly-owned subsidiary of The Bank of New York Mellon Corporation ("BNY Mellon"), is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets.  BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering investment management and investment services through a worldwide client-focused team.  BNY Mellon has $25.8 trillion in assets under custody and administration and $1.26 trillion in assets under management, services $11.8 trillion in outstanding debt and processes global payments averaging $1.5 trillion per day.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated August 24, 1994, as amended May 15, 2006.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-investment advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Independent Directors, by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on not more than 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-investment advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-investment advisers; (iv) monitors and evaluates the performance of the Fund's sub-investment advisers, including the sub-investment advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-investment advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-investment advisers for the Fund.  EACM seeks sub-investment advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-investment adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board.  EACM monitors and evaluates the performance of the sub-investment advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-investment advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, specializes in multi-manager investment programs for institutional and high net worth clients representing approximately $4.8 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until April 1, 2013, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.15%.  As a result of the fee waiver and/or expense reimbursement arrangement, Dreyfus waived its entire management fee of $177,133 for the period December 17, 2008 (commencement of operations of the Fund) to November 30, 2009 (the Fund's fiscal year end), waived $27,373 of its management fee of $1,644,081 for the Fund's fiscal year ended November 30, 2010, and waived $671 of its management fee of $2,639,977 for the Fund's fiscal year ended November 30, 2011.

The following persons are officers and/or directors of Dreyfus:  Jonathan Baum, Chair of the Board and Chief Executive Officer; J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Christopher Sheldon, Chief Investment Officer, Executive Vice President and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Dwight Jacobsen, Executive Vice President and a director; Patrice M. Kozlowski, Senior Vice President–Corporate Communications; Gary E. Abbs, Vice President–Tax; Jill Gill, Vice President–Human Resources; Joanne S. Huber, Vice President–Tax; Anthony Mayo, Vice President–Information Systems; Kathleen Geis, Vice President; John E. Lane, Vice President; Dean M. Steigauf, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; Christopher O'Connor, Chief Administrative Officer; James Bitetto, Secretary; and Robert G. Capone, Mitchell E. Harris and Cynthia Fryer Steer, directors.  Messrs. Skapyak, Connolly and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISER

Vulcan, located at 3500 Blue Lake Drive, Suite 400, Birmingham, Alabama 35243, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.  Vulcan is a Delaware limited liability company founded in 2007 by C.T. Fitzpatrick and is majority employee owned.  As of February 29, 2012, Vulcan had approximately $361 million in assets under management.

In managing the portion of the Fund's assets allocated to it, Vulcan uses a fundamental value based approach and seeks to invest in publicly traded companies whose securities are trading at significant discounts to their estimated intrinsic value.  Vulcan determines intrinsic value through disciplined financial analysis.  Vulcan views equity investments as ownership in a business enterprise and approaches investing as the long-term partial ownership of businesses.  Vulcan first seeks to identify companies that it believes have identifiable and sustainable competitive advantages allowing them to produce free cash flow and earn high cash returns on capital.  Vulcan looks for businesses that are run by ethical, capable, stockholder-oriented management teams that also are good operators, and understand the importance of capital allocation.  After a company passes Vulcan's qualitative screening process, Vulcan then focuses its analysis on the difference between price and value; that is, the difference between the price of the company's securities and Vulcan's appraised value of the securities.  Vulcan believes the greater the difference of value over price, the more attractive the investment.  The most discounted names from the subset of high quality businesses qualify for investment.  Vulcan typically sells a stock if a more favorable investment opportunity exists that can improve the price to value ratio of the portfolio without compromising quality, when a company's stock price reaches Vulcan's estimate of fair value or when the company has a negative development that affects Vulcan's five-year investment thesis and calls into question the company's intrinsic value.

C.T. Fitzpatrick is the Chief Executive Officer and Chief Investment Officer of Vulcan, and is responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Vulcan.  Prior to founding Vulcan, Mr. Fitzpatrick spent 17 years as a principal and a lead portfolio manager at Southeastern Asset Management for the Longleaf Partners Funds.

Vulcan currently serves as investment adviser to the following registered investment company, which has a similar investment objective and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 2/29/12)	Management Fee Rate

Vulcan Value Partners Small Cap Fund	$40.2 Million	1.25%*

___________________________
*
Vulcan has contractually agreed, until August 31, 2012, to limit Vulcan Value Partners Small Cap Fund's total annual fund operating expenses (exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) to 1.50% of the fund's average daily net assets.

The New Sub-Adviser was approved by the Board to serve as an additional sub-investment adviser for the Fund at the Meeting.  The New Sub-Adviser is not affiliated with Dreyfus, and the New Sub-Adviser discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the New Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates the New Sub-Adviser out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of the New Sub-Adviser or the implementation of the New Sub-Advisory Agreement.  The fees paid by Dreyfus to the New Sub-Adviser depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to the New Sub-Adviser.  In accordance with procedures adopted by the Board, the New Sub-Adviser may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The names and principal occupations of the principal executive officers of Vulcan are:  C.T. Fitzpatrick, Chief Executive Officer and Chief Investment Officer; R. Bruce Donnellan, Chief Financial Officer; F. Hampton McFadden, Jr., Chief Compliance Officer; and Scott Sanfratel, Chief Operating Officer.  The address of each principal executive officer listed above, as it relates to the person's position with Vulcan, is 3500 Blue Lake Drive, Suite 400, Birmingham, Alabama 35243.

NEW SUB-ADVISORY AGREEMENT

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement.  The New Sub-Advisory Agreement will continue until November 30, 2013, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreement are substantially similar to the sub-investment advisory agreements between Dreyfus and each of Thompson, Siegel and Walmsley, LLC, Walthausen & Co., LLC, Neuberger Berman Management LLC, Lombardia Capital Partners, LLC, and Iridian Asset Management LLC, the Fund's five other sub-investment advisers.

The New Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, the New Sub-Adviser provide investment advisory assistance and day-to-day management with respect to the portion of the Fund's assets allocated to it.  The New Sub-Adviser, among other duties, will obtain and provide investment research and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution with brokers.  The New Sub-Adviser also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The New Sub-Advisory Agreement provides that the New Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the New Sub-Adviser's duties, or by reason of the New Sub-Adviser's reckless disregard of its obligations and duties, under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement provides that the New Sub-Adviser be compensated based on the average daily net assets of the Fund allocated to the New Sub-Adviser.  The New Sub-Adviser is compensated from the management fee that Dreyfus receives from the Fund.  The New Sub-Adviser generally will bear the expenses it incurs in connection with its activities under the New Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to the New Sub-Adviser; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to the New Sub-Adviser; or (iii) the New Sub-Adviser on not less than 90 days' notice to the Company and Dreyfus.  The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

CONSIDERATIONS OF THE BOARD

At the Meeting, Dreyfus and EACM recommended the appointment of Vulcan to serve as a new sub-investment adviser for the Fund.  The recommendation of Vulcan was based on, among other information, EACM's review and due diligence report relating to Vulcan and its investment advisory services.  In the opinion of Dreyfus and EACM, the proposed allocation to Vulcan of a portion of the Fund's assets would allow Vulcan to effectively complement the Fund's five other sub-investment advisers, Thompson, Siegel and Walmsley, LLC, Walthausen & Co., LLC, Neuberger Berman Management LLC, Lombardia Capital Partners, LLC, and Iridian Asset Management LLC, and increase portfolio diversification, as well as help avoid any potential capacity constraints that may arise if the Fund continues its steady asset growth, and would be in the best interests of the Fund's shareholders.  The target percentage of the Fund's assets to be allocated to Vulcan will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreement.  In determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information received in advance of the Meeting, which included:  (i) a copy of the New Sub-Advisory Agreement between Dreyfus and the New Sub-Adviser; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended the New Sub-Adviser for Board approval; (iii) information regarding the nature, extent and quality of the services the New Sub-Adviser would provide to the Fund; (iv) information regarding the New Sub-Adviser's reputation, investment management business, personnel, and operations; (v) information regarding the New Sub-Adviser's brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by the New Sub-Adviser; (vii) information regarding the New Sub-Adviser's compliance program; (viii) information regarding the New Sub-Adviser's historical performance returns managing investment mandates similar to the Fund's investment mandate, with such performance compared to relevant indices; and (ix) information regarding the New Sub-Adviser's financial condition.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by the New Sub-Adviser.  In examining the nature, extent and quality of the services to be provided by the New Sub-Adviser to the Fund, the Board considered (i) the New Sub-Adviser's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) its expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) its proposed investment strategy for the Fund; (iv) its long- and short-term performance relative to comparable mutual funds and unmanaged indices; and (v) its compliance program.  The Board specifically took into account the New Sub-Adviser's investment process and research resources and capabilities, evaluating how the New Sub-Adviser would complement the Fund's existing sub-investment advisers.  The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by the New Sub-Adviser.  The Board concluded that the Fund will benefit from the quality and experience of the New Sub-Adviser's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by the New Sub-Adviser were adequate and appropriate in light of the New Sub-Adviser's experience in managing small cap value equity assets, the New Sub-Adviser's portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage the New Sub-Adviser, and supported a decision to approve the New Sub-Advisory Agreement.

Investment Performance of the New Sub-Adviser.  Because the New Sub-Adviser was a newly-appointed sub-investment adviser for the Fund, the Board could not consider the New Sub-Adviser's investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreement during the Meeting.  However, the Board did review the New Sub-Adviser's historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by the New Sub-Adviser in the management of its portion of the Fund's assets.  The Board noted the New Sub-Adviser's reputation and experience with respect to small cap value equity investing, the portfolio manager's experience in selecting small cap value stocks, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on these factors, the Board supported a decision to approve the New Sub-Advisory Agreement.

Costs of Services to be Provided.  The Board considered the proposed fee payable under the New Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus, and not the Fund, and, thus, would not impact the fees paid by the Fund.  The Board concluded that the proposed fee payable to the New Sub-Adviser by Dreyfus with respect to the assets to be allocated to the New Sub-Adviser in its capacity as sub-investment adviser was reasonable and appropriate.

Profitability and Economies of Scale to be Realized.  The Board recognized that, because the New Sub-Adviser's fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, considerations of profitability and economies of scale with respect to the New Sub-Adviser were not relevant to the Board's determination to approve the New Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to the New Sub-Adviser as a result of the New Sub-Adviser's relationship with the Fund.  The Board concluded that the New Sub-Adviser may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that the New Sub-Adviser was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated the New Sub-Adviser's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to the New Sub-Adviser by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the initial approval of the New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the period December 17, 2008 (commencement of operations of the Fund) to November 30, 2009 and for the fiscal years ended November 30, 2010 and 2011, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of April 30, 2012, the Fund had 18,979,658 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of April 30, 2012.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	11,768.884	25.8240%

Keith L. Stransky & Debra A. Stransky Norwalk, CT 06851-2114	6,036.695	13.2461%

American Enterprise Investment SVC 707 2nd Avenue South Minneapolis, MN 55402-2405	5,100.060	11.1909%

Steven Weiss Fort Lee, NJ 07024-6705	2,675.567	5.8709%

Charles Schwab & Company, Inc. 101 Montgomery Street San Francisco, CA 94104-4151	2,441.115	5.3564%

Class C

National Financial Services 82 Devonshire Street Boston, MA 02109-3605	8,962.055	95.0280%

Class I

SEI Private Trust Company c/o Day Pitney LLC One Freedom Valley Drive Oaks, PA 19456-9989	18,141,077.668	95.9885%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of April 30, 2012, Robin A. Melvin, a Director of the Company, beneficially owned 2,033.260 Class A shares of the Fund, representing 4.46% of the outstanding Class A shares of the Fund.  As of April 30, 2012, none of the other Directors or officers of the Company owned any of the Fund's outstanding shares.

OTHER MATTERS

Under the proxy rules of the Securities and Exchange Commission, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.